Exhibit 99.1 Press release, dated November 8, 2006.

QUANTUM CORPORATION’S FISCAL SECOND QUARTER RESULTS BEGIN TO SHOW BENEFITS OF ADIC ACQUISITION

Revenue Increases 23 Percent Year-over-Year Due Largely to ADIC Contribution

Quantum Also Announces It Will Change Stock Ticker Symbol from DSS to QTM

SAN JOSE, Calif., Nov. 8, 2006 – Quantum Corp. (NYSE:DSS), the leading global specialist in backup, recovery and archive, today announced that revenue for its fiscal second quarter (FQ2’07), ended Sept. 30, 2006, was $250 million. This was a 23 percent increase over the same quarter last year (FQ2’06), largely due to the inclusion of sales resulting from the acquisition of Advanced Digital Information Corp. (ADIC), which closed on Aug. 22. Quantum reported a GAAP net loss of $30.7 million, or 16 cents per diluted share, compared to a 7-cent loss per diluted share in the comparable quarter last year. The $30.7 million net loss included a number of major items totaling $35.2 million: $14.7 million of in-process research and development expenses resulting from the ADIC acquisition, $9.6 million in amortization of acquisition-related intangibles, $6.7 million in restructuring charges, $2.2 million in stock-based compensation charges and $2 million related to a one-time, purchase accounting adjustment in inventory.

“With just five-and-a-half weeks as a combined company in the September quarter, we are already beginning to see the benefits of the ADIC acquisition,” said Rick Belluzzo, chairman and CEO of Quantum. “We increased revenues without the ‘leakage’ that often follows an acquisition and moved quickly to begin realizing the cost synergies we’d identified. We feel very good about the progress we’re making on integration, the response we’ve received from customers and partners and our ability to drive toward our target business model.”

Quantum’s gross margin rate for the September quarter was 28 percent, compared to 26 percent in FQ2’06. Operating expenses were $92.3 million, up from $67.3 million in the same quarter last year due mainly to the ADIC acquisition. Quantum began executing on its plan to achieve $20 million in quarterly cost synergies, completing the majority of its headcount reduction actions and non-headcount decisions. Because the acquisition was completed with less than six weeks remaining in the September quarter, the synergy savings in FQ2’07 was relatively small. However, the company said it expects to achieve roughly half of its $20 million quarterly synergy target in the current quarter (FQ3’07) and three-fourths of the target in the March quarter.

Quantum’s product revenue, which includes sales of the company’s hardware and software products and services, totaled $222.5 million in the September quarter. This represented an increase of $51.0 million over FQ2’06, again largely due to the addition of ADIC sales after Aug. 22. To provide greater insight into its results, Quantum broke down product revenue into three categories: “systems,” “devices and non-royalty media” and “services and other.”

Systems revenue, which includes sales of tape automation, disk-based backup systems and software, totaled $102.9 million in FQ2’07, compared to $48.9 million in the same quarter last year. Most of the increase resulted from the ADIC acquisition, with a strong contribution from sales of the i500 midrange tape library, one of the flagship products in Quantum’s newly expanded portfolio. While still a relatively small percentage of Quantum’s overall business, sales of ADIC software continued to achieve record levels, expanding a customer base that includes television networks, movie studios, law enforcement organizations and a number of U.S. and foreign governmental agencies. Beyond the ADIC contribution to systems revenue in the September quarter, Quantum also benefited from sales of several new products it introduced over the previous year, including the DX3000 and DX5000 disk-based backup appliances, PX502 entry-level tape library and SuperLoaderTM 3 tape autoloader.

Revenue from devices (tape drives and removable hard drives) and non-royalty media sales totaled $92.3 million in FQ2’07, down $9.8 million from FQ’06. Despite year-over-year increases in sales of LTO-2 HH and LTO-3 tape drives and the ramping of new DLT-S4 and DLT-V4 drives over the last few quarters, this was insufficient to offset the retirement of older device products.

Revenue in the “services and other” category – which includes hardware service contracts as well as repair, installation and professional services – was $27.3 million in the September quarter. This represented an increase of $6.8 million from FQ2’06, reflecting the contribution of ADIC.

Revenue from tape media royalties totaled $27.8 million in FQ2’07, down about $4.2 million from FQ2’06. This reflected the impact of the net decline in the installed base of DLT® tape drives over the past year.

Commenting on the remaining two quarters of its fiscal year, Quantum said it expected revenues of approximately $300 million per quarter, gross margin rates in the range of 29 percent to 30 percent, and operating expenses of approximately $90 million and $81 million in the December and March quarters, respectively. The gross margin rate includes the impact of approximately $8 million in amortization of acquisition-related intangibles and stock-based compensation charges, while the operating expense figures include approximately $8 million to $9 million related to these two items.

Change in Stock Ticker Symbol

In addition to reporting its September quarter results, Quantum also announced today that it is changing its stock ticker symbol from DSS to QTM to align more closely with the company’s name now that the ADIC acquisition has been completed. Quantum stock will continue to trade on the New York Stock Exchange, and the ticker symbol change will take effect at the start of trading on Wednesday, Nov. 15, 2006.

Conference Call and Audio Webcast Notification

Quantum will hold a conference call today, Nov. 8, 2006, at 2:00 p.m. PST, to discuss its fiscal second quarter results. Press and industry analysts are invited to attend in listen-only mode. Dial-in number: (303) 262-2191 (U.S. & International). Quantum will provide a live audio webcast of the conference call beginning today, Nov. 8, 2006, at 2 p.m. PST. Site for the webcast and related information: http://investors.quantum.com/.

About Quantum

Quantum Corp. (NYSE:DSS) is the leading global storage company specializing in backup, recovery and archive. Combining focused expertise, customer-driven innovation, and platform independence, Quantum provides a comprehensive, integrated range of disk, tape, and software solutions supported by a world-class sales and service organization. As a long-standing and trusted partner, the company works closely with a broad network of resellers, OEMs and other suppliers to meet customers’ evolving data protection needs. Quantum Corp., 1650 Technology Drive, Suite 700, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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Quantum, the Quantum logo, DLT and DLTtape are trademarks of Quantum Corporation registered in the United States and other countries. SuperLoader and DX are trademarks of Quantum Corporation. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, statements relating to: (1) our ability to drive toward our business model; (2) our expectations regarding FQ3’07 and FQ4’07 revenues, gross margins, operating expenses, amortization of intangibles and stock based compensation charges; and (3) our expectation regarding synergies and cost savings resulting from the ADIC acquisition and the timing of the realization of such cost savings. More detailed information about these risk factors, and additional risk factors, are set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors,” on pages 32 to 42 in Quantum’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2006 and pages 14 to 25 in Quantum’s Annual Report on Form 10-K for fiscal year 2006, filed with the Securities and Exchange Commission on June 12, 2006. In particular, you should review the risk factors on pages 32 through 35 of our Form 10-Q under the headings “A large percentage of our sales come from a few customers, and these customers have no minimum or long-term purchase commitments. The loss of, or a significant reduction in demand from, one or more key customers could materially and adversely affect our business, financial condition, and operating results”, “From time to time we make acquisitions, such as the contemplated acquisition of ADIC. The failure to successfully integrate recent or future acquisitions could harm our business, financial condition, and operating results”, “Our operating results depend on new product introductions, which may not be successful, in which case our business, financial condition, and operating results may be materially and adversely affected”, “Competition has increased, and may increasingly intensify, in the tape drive and tape automation markets as a result of competitors introducing products based on new technology standards, which could materially and adversely affect our business, financial condition, and results of operations”, “We derive almost all of our revenue from products incorporating tape technology. If competition from alternative storage technologies continues or increases, our business, financial condition, and operating results would be materially and adversely harmed”, and “Our tape media business generates a relatively high gross margin rate, which significantly impacts the total company gross margin rate. If we were to experience a significant decline in the tape media or tape royalty gross margin rate, our business, financial condition, and operating results would be materially and adversely affected.” Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

( In thousands, except per-share amounts )

	Three Months Ended		Six Months Ended
	September 30, 2006	September 26, 2005	September 30, 2006	September 26, 2005
Product revenue	$222,537	$171,530	$381,581	$347,624
Royalty revenue	27,833	32,077	55,384	62,620

Total revenue	250,370	203,607	436,965	410,244
Cost of revenue	179,757	150,948	314,327	300,143

Gross margin	70,613	52,659	122,638	110,101
Operating expenses:
Research and development	27,864	27,488	51,947	56,670
Sales and marketing	30,577	21,168	51,537	42,976
General and administrative	12,487	9,039	22,748	19,828
Restructuring charges	6,660	9,585	6,743	9,507
In-process research and development	14,700	—	14,700	—

	92,288	67,280	147,675	128,981

Loss from operations	(21,675)	(14,621)	(25,037)	(18,880)
Interest income and other, net	2,067	3,866	4,030	6,040
Interest expense	(8,546)	(2,582)	(10,708)	(5,373)

Loss before income taxes	(28,154)	(13,337)	(31,715)	(18,213)
Income tax provision	2,522	451	2,537	1,052

Net loss	$(30,676)	$(13,788)	$(34,252)	$(19,265)

Net loss per share
Basic	$(0.16)	$(0.07)	$(0.18)	$(0.11)
Diluted	$(0.16)	$(0.07)	$(0.18)	$(0.11)
Weighted average common and common equivalent shares
Basic	190,158	183,905	189,178	183,387
Diluted	190,158	183,905	189,178	183,387

Included in the above Statements of Operations:
Inventory valuation adjustment to fair value	$1,960	$—	$1,960	$—
Amortization of intangibles:
Cost of revenue	5,586	4,059	9,717	8,042
Research and development	344	96	539	191
Sales and marketing	3,625	1,074	4,690	2,133
General and administrative	18	147	164	293

	9,573	5,376	15,110	10,659
Share-based compensation:
Cost of revenue	270	—	521	—
Research and development	563	—	1,040	—
Sales and marketing	501	—	841	—
General and administrative	895	—	1,605	—

	2,229	—	4,007	—

QUANTUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

( In thousands )

	September 30, 2006	March 31, 2006
Assets
Current assets:
Cash and cash equivalents	$128,987	$123,298
Short-term investments	21,901	99,975
Accounts receivable, net of allowance for doubtful accounts of $8,961 and $7,843, respectively	208,039	114,020
Inventories	117,476	88,963
Deferred income taxes	27,620	7,422
Other current assets	35,578	30,869

Total current assets	539,601	464,547
Long-term assets:
Property and equipment, net	67,910	38,748
Service parts for maintenance, net	82,051	57,316
Purchased technology, net	123,398	41,237
Other intangible assets, net	101,662	8,572
Goodwill	385,415	47,178
Other assets	15,947	5,746

Total long-term assets	776,383	198,797

	$1,315,984	$663,344

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$101,374	$67,306
Accrued warranty	35,341	32,422
Current deferred revenue	59,416	22,107
Short-term debt	25,000	—
Accrued restructuring	20,171	13,019
Other accrued liabilities	125,168	80,355

Total current liabilities	366,470	215,209
Deferred income taxes	27,223	6,995
Convertible subordinated debt	160,000	160,000
Long-term debt	471,500	—
Deferred revenue, long-term	19,212	—
Other long-term liabilities	53	69
Stockholders’ equity	271,526	281,071

	$1,315,984	$663,344

QUANTUM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended
	September 30, 2006	September 26, 2005
Cash flows from operating activities:
Net loss	$(34,252)	$(19,265)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation & amortization	31,182	22,346
In-process research and development	14,700	—
Gain on Ireland facility closure	(476)	—
Deferred income taxes	(36)	22
Share-based compensation	4,007	424
Changes in assets and liabilities:
Accounts receivable	(10,937)	6,888
Inventories	107	(2,037)
Service parts for maintenance	(11,848)	2,950
Accounts payable	(2,297)	(14,430)
Income taxes payable	1,056	(769)
Accrued warranty	(4,026)	(2,646)
Deferred revenue	1,801	(463)
Accrued restructuring	(8,348)	3,831
Other assets and liabilities	4,222	9,791

Net cash provided by (used in) operating activities	(15,145)	6,642
Cash flows from investing activities:
Purchases of short-term investments	(464,758)	(1,036,100)
Proceeds from sale of short-term investments	544,733	933,400
Purchases of property and equipment	(9,651)	(11,428)
Proceeds from sale of Ireland facility	6,000	—
Payments made in connection with business acquisitions, net of cash acquired	(545,385)	(20,228)

Net cash used in investing activities	(469,061)	(134,356)
Cash flows from financing activities:
Borrowings of long-term debt, net	486,808	—
Proceeds from issuance of common stock, net	3,087	3,383

Net cash provided by financing activities	489,895	3,383
Net increase (decrease) in cash and cash equivalents	5,689	(124,331)
Cash and cash equivalents at beginning of period	123,298	225,136

Cash and cash equivalents at end of period	$128,987	$100,805